UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


Form 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF TH SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934.

					Commission File Number  333-47395

Wireless Data Solutions Inc.
(exact name of registrant as specified in its charter)

2233 Roosevelt Road Suite 5 St. Cloud, MN 56301      320-203-7477
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Common Stock (Title of each class of securities covered by the Form)

None (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12(g)-4(a)(1)(i)
X

Rule 12(g)-4(a)(1)(ii)
X
















Approximate number of holders of record as of the certification or notice date: 295

Pursuant to the requirements of the Securities Exchanges
Act of 1934 Wireless Data Solutions, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: 7-25-07					By:  /S/ Patrick Makovec
							Patrick Makovec CEO